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                                                                    EXHIBIT 23.1


                               CONSENT OF KPMG LLP

We consent to incorporation by reference in this registration statement on Form S-8 of NVIDIA Corporation of our report dated February 14, 2001, except as to
Note 12, which is as of April 18, 2001, relating to the consolidated balance sheets of NVIDIA Corporation and subsidiaries as of January 28, 2001 and January 30, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended January 28, 2001, and the related schedule, which report is included in Form 10-K/A of NVIDIA Corporation for the fiscal year ended January 28, 2001.



Mountain View, California                             /s/ KPMG LLP
December 7, 2001